Exhibit 99.1

American States Water Company Announces
Third Quarter 2021 Results
•5.6% increase in third quarter consolidated diluted EPS over third quarter of 2020, or 8.6% increase as adjusted
•11.7% increase in year-to-date consolidated diluted EPS over prior year, or 10.7% increase as adjusted

San Dimas, California, November 1, 2021…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.76 for the quarter ended September 30, 2021, as compared to basic and fully diluted earnings per share of $0.72 for the quarter ended September 30, 2020. Included in the results for the third quarter of 2021 were minimal gains on investments held to fund one of the company's retirement plans, as compared to gains of $1.2 million, or $0.02 per share, for the same period in 2020 largely due to volatility in the financial markets resulting, in part, from the COVID-19 pandemic. Excluding the gains on investments from both periods, adjusted diluted earnings for the third quarter of 2021 were $0.76 per share, as compared to adjusted diluted earnings of $0.70 per share for the third quarter of 2020, an adjusted increase of $0.06 per share, or 8.6%.
Third Quarter 2021 Results
The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the third quarter of 2021 and 2020.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2021	9/30/2020	CHANGE
Water	$0.62	$0.57	$0.05
Electric	0.04	0.04	—
Contracted services	0.11	0.10	0.01
AWR (parent)	(0.01)	0.01	(0.02)
Consolidated fully diluted earnings per share, as reported	$0.76	$0.72	$0.04
Water Segment:
Diluted earnings from AWR's regulated water utility segment, Golden State Water Company ("GSWC"), for the three months ended September 30, 2021 were $0.62 per share as compared to $0.57 per share for the same period in 2020. Excluding the gains on investments from both periods as discussed above, the water segment's adjusted diluted earnings for the third quarter of 2021 were $0.62 per share, as compared to adjusted diluted earnings of $0.55 per share for the third quarter of 2020, an adjusted increase of $0.07 per share, due to the following items:
•An increase in water’s operating revenues less water supply costs (“RLWSC”) of $3.1 million as a result of new rates authorized by the California Public Utilities Commission ("CPUC"). Effective January 1, 2021, GSWC received its full third-year step increase, which it achieved as a result of passing an earnings test. The higher water rates are expected to increase water’s RLWSC by $11.1 million for 2021.
•An overall increase in operating expenses (excluding supply costs) of $766,000, which negatively impacted earnings and was mainly due to increases in water treatment costs, conservation costs, and depreciation expense, partially offset by a decrease in maintenance expense.

•A decrease in interest expense (net of interest and other income) of $754,000, which favorably impacted earnings and resulted primarily from lower overall interest rates due, in large part, to the early redemption of 9.56% private placement notes in the amount of $28 million in May 2021.
•A decrease in the effective income tax rate, which favorably impacted earnings and resulted primarily from changes in certain flow-through taxes and permanent items during the three months ended September 30, 2021, as compared to the same period in 2020. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric utility segment were $0.04 per share for the three months ended September 30, 2021 and 2020. An increase in electric’s operating revenues less electric supply costs (“RLESC”) was largely offset by higher operating expenses.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the three months ended September 30, 2021 increased $0.01 per share as compared to the same period in 2020, largely due to a decrease in overall operating expenses.
AWR (parent):
Diluted earnings from AWR (parent) for the three months ended September 30, 2021 decreased $0.02 per share due to changes in state unitary taxes.
Year-To-Date 2021 Results
Fully diluted earnings for the nine months ended September 30, 2021 were $2.00 per share as compared to $1.79 per share recorded for the same period in 2020. Included in the results for the nine months ended September 30, 2021 were gains on investments held to fund one of the Company's retirement plans totaling $2.3 million, or $0.04 per share, as compared to $1.3 million, or $0.02 per share, in gains generated during the same period in 2020 largely due to volatility in the financial markets. Excluding these gains from both periods, adjusted diluted earnings for the nine months ended September 30, 2021 were $1.96 per share as compared to adjusted diluted earnings of $1.77 per share for the same period in 2020, an adjusted increase of $0.19 per share, or 10.7%. The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the nine months ended September 30, 2021 and 2020.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2021	9/30/2020	CHANGE
Water	$1.51	$1.35	$0.16
Electric	0.14	0.13	0.01
Contracted services	0.35	0.30	0.05
AWR (parent)	—	0.01	(0.01)
Consolidated fully diluted earnings per share, as reported	$2.00	$1.79	$0.21
Water Segment:
For the nine months ended September 30, 2021, diluted earnings from the water segment were $1.51 per share as compared to $1.35 per share for the same period in 2020, an increase of $0.16 per share. Excluding the gains on investments held to fund one of the Company's retirement plans from both periods as discussed above, adjusted diluted earnings for the nine months ended September 30, 2021 at the water segment were $1.47 per share as compared to adjusted diluted earnings of $1.33 per share for the same period in 2020. This adjusted increase of $0.14 per share was due to the following items:
•An increase in water’s RLWSC of $8.8 million as a result of new rates authorized by the CPUC. GSWC received its full third-year step increase effective January 1, 2021, which is expected to increase water’s RLWSC by $11.1 million for 2021.
•An overall increase in operating expenses (excluding supply costs) of $1.9 million, which negatively impacted earnings and was primarily due to increases in water treatment costs, conservation costs,

regulatory costs, insurance premiums, depreciation expense, and property and other non-income taxes as compared to the same period in 2020, partially offset by a decrease in maintenance expense.
•An overall increase in interest expense (net of interest and other income) of $1.1 million, which negatively impacted earnings and was primarily due to an overall increase in interest rates at the water segment compared to the same period in 2020 due, in part, to the issuance of long-term debt in July 2020. GSWC used the proceeds to pay down its intercompany borrowings (as required by the CPUC); intercompany borrowings bear lower short-term rates.
•A decrease in the effective income tax rate, which favorably impacted earnings and resulted primarily from changes in certain flow-through taxes and permanent items during the nine months ended September 30, 2021 as compared to the same period in 2020. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric segment for the nine months ended September 30, 2021 increased by $0.01 per share as compared to the same period in 2020. Increases in electric’s RLESC resulting from new rates authorized by the CPUC, as well as a decrease in interest expense, were partially offset by an increase in operating expenses.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the nine months ended September 30, 2021 increased by $0.05 per share as compared to the same period in 2020 primarily due to an overall increase in construction activity and management fee revenue, as well as a decrease in overall operating expenses including lower legal and other outside services costs, labor costs and maintenance expense. The increase in construction activity was largely due to timing differences of when work was performed as compared to the first nine months of 2020. We expect the contracted services segment to contribute $0.45 to $0.49 per share for the year 2021.
AWR (parent):
Diluted earnings from AWR (parent) for the nine months ended September 30, 2021 decreased $0.01 per share due to changes in state unitary taxes.
Regulatory Matters
On July 15, 2020, GSWC filed a general rate case application for all its water regions and the general office that will determine new water rates for the years 2022 – 2024. Among other things, GSWC requested capital budgets in this application of approximately $450.6 million for the three-year rate cycle, and another $11.4 million of capital projects to be filed for revenue recovery only through advice letters when those projects are completed. In September 2021, GSWC and the Public Advocates Office at the CPUC reached a settlement in principle on nearly all of the items in this general rate case application. The unsettled matters are GSWC's requests for: (i) a medical cost balancing account, (ii) a general liability insurance cost balancing account, and (iii) the consolidation of two of GSWC's customer service areas. The date to file a Joint Motion for Approval of Settlement Agreement to the CPUC has been proposed for November 23, 2021. As a result of this proposed timing, a final decision from the CPUC on this general rate case application is not expected by the end of 2021. For a final decision issued after 2021, new rates adopted in the case will be effective retroactively to January 1, 2022.
Dividends
On October 26, 2021, AWR's Board of Directors approved a fourth quarter dividend of $0.365 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on December 1, 2021 to shareholders of record at the close of business on November 15, 2021. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 67 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion about “operating revenues less supply costs” at the company’s water and electric segments. Operating revenues less supply costs are computed by subtracting water supply costs from water operating revenues (or RLWSC), and by subtracting electric supply costs from electric operating revenues (or RLESC). The company believes these measures are useful supplemental data in that they remove the effects of pass-through supply costs that, due to regulatory mechanisms in place, do not impact the profitability of AWR’s water and electric segments. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the company’s weighted average number of diluted shares. Furthermore, the gains generated on the investments held to fund one of the company's retirement plans during the three-and nine-month periods ended September 30, 2021 and 2020 have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses “operating revenues less supply costs” at its water and electric segments, and diluted earnings per share by each business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget. However, these measures are not presented in accordance with GAAP and should not be considered as an alternative to "operating revenues" or "fully diluted earnings per common share", which are determined in accordance with GAAP and presented in the company’s consolidated statements of income. The company has provided the computations and reconciliations of its non-GAAP measures to the most directly comparable GAAP measures in this press release.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, November 2. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 2, 2021 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 9, 2021.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,500 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,600 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.
CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2021	December 31, 2020
Assets
Net Property, Plant and Equipment	$1,594,546	$1,512,043
Goodwill	1,116	1,116
Other Property and Investments	37,287	35,318
Current Assets	143,659	157,115
Other Assets	98,192	86,011
Total Assets	$1,874,800	$1,791,603
Capitalization and Liabilities
Capitalization	$1,091,028	$1,082,021
Current Liabilities	151,120	118,572
Other Credits	632,652	591,010
Total Capitalization and Liabilities	$1,874,800	$1,791,603

	Condensed Statements of Income (Unaudited)		Condensed Statements of Income (Unaudited)
(in thousands, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Operating Revenues
Water	$102,768	$98,701	$269,430	$257,199
Electric	8,564	8,288	28,211	26,935
Contracted services	25,423	26,699	84,588	79,909
Total operating revenues	136,755	133,688	382,229	364,043

Operating Expenses
Water purchased	24,093	23,445	60,248	56,291
Power purchased for pumping	3,584	3,369	8,590	7,626
Groundwater production assessment	5,185	5,962	14,845	15,140
Power purchased for resale	2,875	2,117	8,203	7,127
Supply cost balancing accounts	(2,446)	(2,639)	(7,959)	(6,606)
Other operation	9,414	8,128	26,165	24,573
Administrative and general	20,255	20,644	62,938	63,992
Depreciation and amortization	9,826	9,348	29,156	27,190
Maintenance	2,979	4,246	8,908	12,224
Property and other taxes	6,052	5,693	17,265	16,098
ASUS construction	12,154	13,568	42,910	39,166
Total operating expenses	93,971	93,881	271,269	262,821

Operating income	42,784	39,807	110,960	101,222

Other Income and Expenses
Interest expense	(5,553)	(6,161)	(17,843)	(17,533)
Interest income	333	316	1,136	1,364
Other, net	467	1,613	2,998	2,388
Total other income and expenses, net	(4,753)	(4,232)	(13,709)	(13,781)

Income Before Income Tax Expense	38,031	35,575	97,251	87,441
Income tax expense	9,878	9,045	23,254	21,227
Net Income	$28,153	$26,530	$73,997	$66,214

Weighted average shares outstanding	36,933	36,886	36,916	36,877
Basic earnings per Common Share	$0.76	$0.72	$2.00	$1.79

Weighted average diluted shares	37,025	37,002	37,004	36,990
Fully diluted earnings per Common Share	$0.76	$0.72	$2.00	$1.79

Dividends paid per Common Share	$0.365	$0.335	$1.035	$0.945

Computations and Reconciliations of Non-GAAP Financial Measures
Below are the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment as disclosed in the company’s most recent Form 10-Q (Note 10 to the Unaudited Consolidated Financial Statements), to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2021 and 2020.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Operating income (Note 10)	$35,459	$33,149	$2,053	$1,865	$5,273	$4,794	$(1)	$(1)	$42,784	$39,807
Other income and expense	4,669	4,323	33	24	(111)	(40)	162	(75)	4,753	4,232
Income tax expense (benefit)	7,993	7,683	537	533	1,265	1,150	83	(321)	9,878	9,045
Net income	$22,797	$21,143	$1,483	$1,308	$4,119	$3,684	$(246)	$395	$28,153	$26,530
Weighted Average Number of Diluted Shares	37,025	37,002	37,025	37,002	37,025	37,002	37,025	37,002	37,025	37,002
Diluted earnings per share	$0.62	$0.57	$0.04	$0.04	$0.11	$0.10	$(0.01)	$0.01	$0.76	$0.72

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2021	YTD 2020	YTD 2021	YTD 2020	YTD 2021	YTD 2020	YTD 2021	YTD 2020	YTD 2021	YTD 2020
Operating income (Note 10)	$87,295	$80,416	$7,296	$6,865	$16,375	$13,946	$(6)	$(5)	$110,960	$101,222
Other income and expense	13,589	13,530	107	426	(346)	(266)	359	91	13,709	13,781
Income tax expense (benefit)	17,718	17,031	1,879	1,722	3,927	3,199	(270)	(725)	23,254	21,227
Net income	$55,988	$49,855	$5,310	$4,717	$12,794	$11,013	$(95)	$629	$73,997	66,214
Weighted Average Number of Diluted Shares	37,004	36,990	37,004	36,990	37,004	36,990	37,004	36,990	37,004	36,990
Diluted earnings per share	$1.51	$1.35	$0.14	$0.13	$0.35	$0.30	$—	$0.01	$2.00	$1.79

The tables below provide the amounts (in thousands) of increases (decreases) and percent changes in water and electric operating revenues, water and electric supply costs, and operating revenues less supply costs, during the three and nine months ended September 30, 2021 and 2020.

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	$ CHANGE	% CHANGE
WATER OPERATING REVENUES (GAAP) (1)	$102,768	$98,701	$4,067	4.1%
WATER SUPPLY COSTS:
Water purchased (1)	$24,093	$23,445	$648	2.8%
Power purchased for pumping (1)	3,584	3,369	215	6.4%
Groundwater production assessment (1)	5,185	5,962	(777)	(13.0)%
Water supply cost balancing accounts (1)	(2,114)	(3,019)	905	(30.0)%
TOTAL WATER SUPPLY COSTS	$30,748	$29,757	$991	3.3%
WATER OPERATING REVENUES, LESS WATER SUPPLY COSTS (NON-GAAP)	$72,020	$68,944	$3,076	4.5%

ELECTRIC OPERATING REVENUES (GAAP) (1)	$8,564	$8,288	$276	3.3%
ELECTRIC SUPPLY COSTS:
Power purchased for resale (1)	$2,875	$2,117	$758	35.8%
Electric supply cost balancing accounts (1)	(332)	380	(712)	(187.4)%
TOTAL ELECTRIC SUPPLY COSTS	$2,543	$2,497	$46	1.8%
ELECTRIC OPERATING REVENUES, LESS ELECTRIC SUPPLY COSTS (NON-GAAP)	$6,021	$5,791	$230	4.0%

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	$ CHANGE	% CHANGE
WATER OPERATING REVENUES (GAAP) (1)	$269,430	$257,199	$12,231	4.8%
WATER SUPPLY COSTS:
Water purchased (1)	$60,248	$56,291	$3,957	7.0%
Power purchased for pumping (1)	8,590	7,626	964	12.6%
Groundwater production assessment (1)	14,845	15,140	(295)	(1.9)%
Water supply cost balancing accounts (1)	(8,445)	(7,297)	(1,148)	15.7%
TOTAL WATER SUPPLY COSTS	$75,238	$71,760	$3,478	4.8%
WATER OPERATING REVENUES, LESS WATER SUPPLY COSTS (NON-GAAP)	$194,192	$185,439	$8,753	4.7%

ELECTRIC OPERATING REVENUES (GAAP) (1)	$28,211	$26,935	$1,276	4.7%
ELECTRIC SUPPLY COSTS:
Power purchased for resale (1)	$8,203	$7,127	$1,076	15.1%
Electric supply cost balancing accounts (1)	486	691	(205)	(29.7)%
TOTAL ELECTRIC SUPPLY COSTS	$8,689	$7,818	$871	11.1%
ELECTRIC OPERATING REVENUES, LESS ELECTRIC SUPPLY COSTS (NON-GAAP)	$19,522	$19,117	$405	2.1%

(1) As reported on AWR’s GAAP Consolidated Statements of Income, except for supply cost balancing accounts. The sum of water and electric supply cost balancing accounts in the tables above are shown in AWR’s GAAP Consolidated Statements of Income and totaled $(2,446,000) and $(2,639,000) for the three months ended September 30, 2021 and 2020, respectively, and $(7,959,000) and $(6,606,000) for the nine months ended September 30, 2021 and 2020, respectively.